t Map


Osoyoos
Laurier
Lakes National Park
Bonners Ferry
Glacier National Park
Colville
Lake Chelan Nat'l Recreation Area
Lake Roosevelt National Recreation Area
Sandpoint
Lake Pend Oreille
Newport
Kalispell
Caroni Lagoon National Park and Bird Sanctuary
Spokane
Coeur d'Alene
Flathead Lake
Wenatchee
Moses Lake
Ellensburg
Ritzville
Rattlesnake Wilderness National Recreation Area
Colfax
Missoula
Moscow
Yakima
Hanford Reach National Monument
Mesa
Richland
Kennewick
Lewiston
Walla Walla
Grangeville
Wakeville
Pendleton
Hells Canyon National Recreation Area
KIMBERLY MINE
SILVER KING
RESCUE MINE
IDLA
Salmon
John Day Fossil Beds National Monument
John Day
Ontario
Sawtooth National Recreation Area
Burns
Boise
Arco